As filed with the Securities and Exchange Commission on May 19, 2010
Registration No. 333-162186

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCRETIVE HEALTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code No.)	02-0698101 (I.R.S. Employer Identification No.)

401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
(312) 324-7820
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary A. Tolan
Founder, President and Chief Executive Officer
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
(312) 324-7820
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Gregory A. Fernicola, Esq. Jennifer A. Bensch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-162186) is being filed solely for the purpose of filing an exhibit, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement or to Item 16(b) of Part II of the Registration Statement. Accordingly, the prospectus and the information contained in Item 16(b) of Part II have been omitted from this filing.

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount

Securities and Exchange Commission registration fee	$14,393
Financial Industry Regulatory Authority fee	25,034
New York Stock Exchange listing fee	250,000
Accountants’ fees and expenses	1,200,000
Legal fees and expenses	1,300,000
Financial advisory fee and expenses(1)	2,125,000
Blue Sky and FINRA legal fees and expenses	15,000
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	200,000
Road show and other expenses of public company preparation	1,855,573

Total Expenses	$7,000,000

(1)	Consists of a cash fee of $1,000,000 and 66,667 shares of our common stock valued at $1,000,000, based on an assumed initial public offering price of $15.00 per share, the midpoint of the estimated price range shown on the cover of the prospectus forming part of this registration statement. The underwriters have agreed to reimburse us $1,000,000 of the fee payable to FTP Securities LLC.

Item 14.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation that will become effective upon the closing of this offering provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Accretive Health) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Accretive Health, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of Accretive Health to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of Accretive Health, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Accretive Health, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and our executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding our issuances of capital stock and our grants of warrants and options to purchase shares of capital stock within the past three years. Also included is the consideration, if any, received by us for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Issuances of Capital Stock

(1) In May 2006, we issued an aggregate of 391,079 shares of non-voting common stock, valued at $1.34 per share (based on the estimated fair value of the shares on that date) for an aggregate value of $524,764, to a total of 15 former stockholders of SureDecisions, Inc. in connection with our acquisition of SureDecisions in May 2006. In June 2007, we issued an aggregate of 156,432 additional shares of non-voting common stock, valued at $2.09 per share (based on the estimated fair value of the shares on that date) for an aggregate value of $327,229, as earn-out consideration to the former stockholders of SureDecisions.

(2) In May 2007, we issued 2,623,593 shares of voting common stock to Ascension Health at a price of $2.09 per share for a total purchase price of $5,488,128.

(3) In December 2008, we issued an aggregate of 12,975,007 shares of voting common stock in exchange for 12,975,007 shares of non-voting common stock held by a total of 10 of our directors, officers and their affiliates. These shares are subject to the terms and conditions set forth in our restricted stock plan, the restricted stock award agreements entered into between us and our stockholders in connection with the original issuance of the shares of non-voting common stock and our stockholders’ agreement pursuant to which these persons have certain registration rights.

No underwriters were involved in the foregoing issuances of securities. The shares of common stock described in paragraphs (a)(1) and (a)(2) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act as sales by an issuer not involving any public offering. The shares of common stock described in paragraph (a)(3) of Item 15 were issued in exchange for shares of our non-voting common stock held by our existing stockholders exclusively, with no other consideration, commission or other remuneration paid or given directly or indirectly for soliciting such exchange, in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9).

(b) Warrant Grants and Exercises

Between January 1, 2006 and April 30, 2010, we granted warrants to Ascension Health to purchase an aggregate of 3,040,018 shares of voting common stock with exercise prices ranging from $0.003 per share to $13.02 per share. Of these warrants, 1,749,064 were issued to Ascension Health based upon the achievement of specified milestones relating to sales and marketing assistance that it provided to us. Between January 1, 2006 and April 30, 2010, Ascension Health purchased an aggregate of 1,290,954 shares of voting common stock upon warrant exercises for aggregate consideration of $3,293.

The warrants and shares of voting common stock issuable upon the exercise of the warrants described in this paragraph (b) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act as sales by an issuer not involving any public offering.

(c) Option Grants and Exercises

Between January 1, 2006 and April 30, 2010, we granted options to purchase an aggregate of 16,875,055 shares of non-voting common stock, with exercise prices ranging from $0.80 to $14.96 per share, to employees, directors and consultants pursuant to our stock option plan. Between January 1, 2006 and April 30, 2010, we issued an aggregate of 3,394,582 shares of non-voting common stock upon exercise of unvested options for aggregate consideration of $2,587,593 and 1,251,283 shares of non-voting common stock upon exercise of vested options for aggregate consideration of $701,717. Our prior option plan permits the exercise of unvested options; until vested, shares issued upon exercise of unvested options remain subject to our right of repurchase.

The options and shares of non-voting common stock issuable upon the exercise of the options described in this paragraph (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act. All recipients of options and shares pursuant to this exemption either received adequate information about us or had access, through employment or other relationships, to such information. In some cases, the options and shares of non-voting common stock issuable upon the exercise of the options described in this paragraph (c) of Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act as sales by an issuer not involving any public offering.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of voting common stock and non-voting common stock described in paragraphs (a), (b) and (c) of Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

(d) Issuance of Shares for Financial Advisory Services

Contemporaneously with the closing of this offering and based on an assumed initial public offering price of $15.00 per share, the midpoint of the estimated price range shown on the cover of this prospectus, the Registrant will issue 66,667 shares of common stock to Financial Technology Partners LP and/or FTP Securities LLC in partial payment of a fee due for financial advisory services provided in connection with this offering. The balance of such fee will be paid in cash, as listed in Item 13 above. The financial advisory services of Financial Technology Partners LP and FTP Securities LLC included assistance in financial and valuation modeling and advice with respect to the initial public offering process and equity capital market alternatives, and neither Financial Technology Partners LP nor FTP Securities LLC acted as an underwriter of this offering. The issuance of shares to Financial Technology Partners LP and/or FTP Securities LLC to will be exempt from registration under Section 4(2) of the Securities Act. When issued, these securities will be deemed restricted securities for purposes of the Securities Act, and all certificates representing these securities will include appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 19th day of May, 2010.

ACCRETIVE HEALTH, INC.

By:	/s/ Mary A. Tolan
Mary A. Tolan
Founder, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary A. Tolan Mary A. Tolan	Director, Founder, President and Chief Executive Officer (Principal Executive Officer)	May 19, 2010

/s/ John T. Staton John T. Staton	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 19, 2010

/s/ James M. Bolotin James M. Bolotin	Corporate Controller (Principal Accounting Officer)	May 19, 2010

* J. Michael Cline	Founder and Chairman of the Board	May 19, 2010

* Edgar M. Bronfman, Jr.	Director	May 19, 2010

* Steven N. Kaplan	Director	May 19, 2010

* Denis J. Nayden	Director	May 19, 2010

* George P. Shultz	Director	May 19, 2010

* Arthur H. Spiegel, III	Director	May 19, 2010

Signature		Title	Date

* Mark A. Wolfson		Director	May 19, 2010

*By:	/s/ John T. Staton John T. Staton Attorney-in-fact

EXHIBIT INDEX

Some of the agreements included as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit
Number		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as amended
3	.2*	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of the offering
3	.3*	Bylaws of the Registrant
3	.4*	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the offering
4	.1*	Specimen Certificate evidencing shares of Common Stock
5.1		Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10	.1*	Amended and Restated Stock Option Plan, as amended
10	.2*	Form of Acknowledgement of Grant, used to evidence option grants under the Amended and Restated Stock Option Plan
10	.3*	Restricted Stock Plan, as amended
10	.4*	Form of Restricted Stock Award Agreement under the Restricted Stock Plan, as amended
10	.5*	Third Amended and Restated Stockholders’ Agreement, dated as of February 22, 2009, among the Registrant and the parties named therein, as amended
10	.6*	Form of Share Exchange Agreement, entered into in February 2009, with each of Etienne H. Deffarges, Steven N. Kaplan, Gregory N. Kazarian, The Shultz 1989 Family Trust, Spiegel Family LLC and John T. Staton Declaration of Trust
10	.7*	Lease Agreement, dated as of May 4, 2005, between the Registrant and Zeller Management Corporation, as amended by First Lease Amendment, dated as of January 30, 2007, and Second Lease Amendment, dated as of November 26, 2008
10	.8*+	Amended and Restated Master Services Agreement, dated as of December 13, 2007, between the Registrant and Ascension Health
10	.9*	Restricted Stock Agreement, dated as of November 7, 2004, between the Registrant and Ascension Health
10	.10*	Protection Warrant Agreement between the Registrant and Ascension Health
10	.11*	Supplemental Warrant Agreement between the Registrant and Ascension Health
10	.12*	Amended and Restated Supplemental Warrant Agreement, effective as of May 31, 2007, between the Registrant and Ascension Health
10	.13*	Second Amended and Restated Supplemental Warrant Agreement, effective as of September 30, 2007, between the Registrant and Ascension Health
10	.14*	Subscription Agreement, dated as of May 15, 2007, between the Registrant and Ascension Health
10	.15*	Term Sheet, dated February 17, 2004, between the Registrant and Michael Zimmerman

Exhibit
Number		Description

10	.16*	Warrant and License Agreement, dated as of January 2005, among the Registrant, Michael Zimmerman and Zimmerman and Associates, as amended
10	.17*(1)	Employment Agreement, dated as of January 2004, between the Registrant and Mary A. Tolan, as amended
10	.18*(2)	Employment Agreement, dated as of June 17, 2005, between the Registrant and John T. Staton, as amended
10	.19*(3)	Offer Letter, dated December 9, 2003, between the Registrant and Gregory N. Kazarian, as amended
10	.20*	Form of Indemnification Agreement, entered into between the Registrant and each director and executive officer
10	.21*+	Credit Agreement, dated as of September 30, 2009, between the Registrant and Bank of Montreal
10	.22*+	Security Agreement, dated as of September 30, 2009, among the Registrant, Bank of Montreal and specified subsidiaries of the Registrant
10	.23*	2010 Stock Incentive Plan
10	.24*	Form of Incentive Stock Option Agreement under the 2010 Stock Incentive Plan
10	.25*	Form of Nonstatutory Stock Option Agreement under the 2010 Stock Incentive Plan
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Ernst & Young LLP
23.2		Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24	.1*	Powers of Attorney

*	Previously filed.

+	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

(1)	Filed on September 29, 2009 as Exhibit 10.18.

(2)	Filed on September 29, 2009 as Exhibit 10.19.

(3)	Filed on September 29, 2009 as Exhibit 10.20.